CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the inclusion of our report dated October 11, 2000 on the financial statements of American Disease Management Associates L.L.C. as of December 31, 1999 and 1998 and for the three years in the period ended December 31, 1999 in this current report on Form 8-K/A of MIM Corporation.


                                                       ARTHUR ANDERSEN LLP



Roseland, New Jersey
October 18, 2000